Exhibit (p)(8)

Hosking Partners LLP - Code of Ethics

(“Code of Ethics”)

Implementation Date: 20 March 2015

Most Recent Amendment Date: October 2018

I.	INTRODUCTION

Hosking Partners LLP (the “Company”) regards its reputation for fair and honest behaviour in its business activities as a valuable asset, which it has endeavoured to build and maintain at all levels of the Company. The Company recognises that appropriate standards of ethical conduct are essential for the success of the Company and to maintain the confidence of investors in its pooled funds (“Investors”) and its segregated account clients (“Clients”) and to ensure the Company always acts in the best interests of its Clients. The Company has adopted this Code of Ethics to explain the Company’s standards of personal and professional conduct.

This Code of Ethics also references the Company’s compliance policies and procedures which are incorporated into the Code of Ethics by reference and are designed to support compliance with this Code of Ethics. However, where the Company’s compliance policies and procedures do not specifically address an ethical dilemma that may confront an employee (“Employees1”) of the Company, the Company expects its Employees to comply with the standards in this Code of Ethics, even if there is no specific Company policy or procedure telling them how to do so.

Adherence to the Code of Ethics and the related restrictions on personal investing are considered basic conditions of employment for Employees. If there is any doubt as to the propriety of any activity, Employees should consult with the Company’s Chief Compliance Officer (“CCO”) or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Company and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The CCO may rely upon the advice of outside legal counsel or outside compliance consultants.

II.	COMPLIANCE WITH LAWS AND REGULATIONS

Among the most basic of the Company’s ethical responsibilities is the obligation to comply with the law and regulations of the jurisdictions where the Company conducts its business. The Company is authorised and regulated by the. Financial Conduct Authority in the U.K. (the “FCA”), which has granted the Company various permissions, including permission to advise on and deal in investments for professional clients and eligible counterparties. As an authorised firm, the Company must comply and ensure that Employees and the Company’s partners comply with the relevant rules of the FCA and any other EEA jurisdiction where the Company does business.

1 The term “Employees” includes any individual: (i) who is employed or appointed by Hosking in connection with its business, whether under a contract of service or for services or otherwise (this therefore includes directors, partners and consultants); and (ii) whose services, under an arrangement between Hosking and a third party, are placed at the disposal and under the control of Hosking. For the purposes of this Code of Ethics therefore the term personnel includes contractors and agency staff.

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The Company is also registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”). With respect to the Company’s U.S. Clients, the Company and its Employees and partners must comply with the U.S. federal securities laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules pursuant to the Advisers Act in respect of the Firm’s US Clients and Investors.

To the extent that the Company or the Company’s Employees or partners trade in U.S. markets, they are also subject to the U.S. Securities Exchange Act of 1934 and the rules pursuant to that Act which govern market conduct, including trading, use of material inside information, market manipulation, and large position reporting, among other things.

Where the Company provides its services to Clients, or promotes its services to prospects, located outside the U.S. and the EEA, the Company will seek to conduct its activities so as to comply with the requirements of the relevant jurisdiction.

It is the responsibility of Employees to familiarise themselves with these requirements and ensure that they comply with them. If any element of the applicable laws and/or regulations is unclear or the Employee has any question regarding compliance with these obligations, the Employee must contact Compliance immediately.

III.	CONFLICTS OF INTEREST

The Company has duties as an agent, a fiduciary and as a regulated entity which require the Company to take all reasonable steps to avoid conflicts of interest or, where such conflicts cannot be avoided to identify, manage and monitor and, where applicable, disclose such conflicts so as to ensure that clients’ interests are not adversely affected by such conflicts.

Further information on the Company’s procedures to manage conflicts of interest are set out in the Conflicts of Interest Policy.

In recognition of the Company’s fiduciary obligations to its Clients , the Company has adopted this Code of Ethics containing provisions designed to enable the Company: (i) comply with all applicable laws and regulations; (ii) observe all fiduciary duties; and (iii) ensure that all Employees have read the Code of Ethics, agreed to adhere to the Code of Ethics, and are aware that a record of all violations of the Code of Ethics will be maintained by the Chief Compliance Officer and that personnel who violate the Code of Ethics are subject to sanctions by the Company.

Potential conflicts of interest could arise in connection with the personal trading activities of individuals associated with the Company or if the Company or its Employees have reason to favour the interests of one Client over another (e.g., larger accounts over smaller accounts). The Company has established procedures under its Personal Transactions Policy and its Trade Aggregation and Allocation Policy respectively to deal with these types of potential conflicts of interest.

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One goal is to allow the Company’s Employees2 to engage in personal securities transactions only where such transactions can be carried out in accordance with applicable securities laws and where the Company believes Clients, the Company and its Employees are protected from actual or apparent conflicts of interests.

While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

IV.	RESTRICTIONS ON PERSONAL Transaction ACTIVITIES

This section should be read in conjunction with the Company’s PERSONAL TRANSACTONS PolicY.

The Company has a separate Personal Transaction Policy (“PT Policy”) and it is the responsibility of each Employee to ensure that a particular investment transaction being considered for his or her Personal Account is not subject to a restriction contained in the PT Policy, Code of Ethics or otherwise prohibited by any applicable laws. Employees are required to sign a separate Personal Dealing Confirmation form on an annual basis.

V.	INSIDER TRADING & PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

This section should be read in conjunction with the Company’s Market Abuse Policy and Procedures.

The Company’s PT Policy and its Market Abuse Policy establish written policy and procedures reasonably designed to prevent the misuse of material, non-public information by the Company, the Employees or any associated person. It is the responsibility of each Employee to read and understand the requirements of these policies in relation to the prevention of market abuse.

In addition to the issues addressed in the Market Abuse Policy, Section 204A of the Advisers Act of 1940 requires every investment advisor to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by the Company, the Employees or any associated person. The following activities are prohibited:

2All Employees of the Company are categorized as Access Persons under US law. This term is defined by Section 204(a) of the US Investment Advisers Act. An Access Person is defined broadly as any Employee: (A) (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; (B) all directors, officers and partners are presumed to be Access Persons. All references in this Code of Ethics to Employees therefore can be also read as referring to Access Persons.

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➢	Trading by an insider while in possession of material non-public information;

➢	Trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

➢	Trading by a non-insider who obtained material non-public information through unlawful means such as computer hacking; and

➢	Communicating material non-public information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, but not limited to, advance knowledge of the following:

1.	Dividend or earnings announcements;

2.	Asset write-downs or write-offs;

3.	Expansion or curtailment of company or major division operations;

4.	Merger or joint venture announcements;

5.	Criminal, civil, and government investigations and indictments;

6.	Bankruptcy or insolvency problems; and

7.	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing material, non-public information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column that may affect the price of a security could be considered material.

Employees should consult with the CCO if there is any question as to whether non-public information is material.

What Information is Non-Public?

It is unlawful to trade in any security on the basis of material non-public (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt, and mutual funds.

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Non-public information may be transmitted in a number of ways, including verbally, in writing, by email, or instant message. Non-public information does not change to public information solely by selective dissemination.

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of material, non-public information must occur through commonly recognised channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

Penalties for Trading on Material, Non-Public Information

Severe penalties exist for firms and individuals that engage in insider trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for insider trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). The Company will not protect or defend Employees found guilty of insider trading.

Company Policy

Employees are strictly forbidden from engaging in insider trading, either personally or on behalf of others, including the Company’s Clients. The Company’s insider trading policies and procedures apply to all Employees as detailed in the Market Abuse Policy, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which an Employee is a 5% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner (unless the Employee has no direct or indirect control over the partnership). Please refer also to the Company’s Compliance Manual and Conflicts of Interest Policy in respect of the disclosure of outside interests.

Procedures for Recipients of Material, Non-Public Information

Further information on the Company’s procedures with respect to material, non-public information can be found in the Market Abuse Policy and Procedures.

Selective Disclosure

Non-public information about the Company’s investment strategies and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business (examples of such are: brokers; accountants or accounting support service firms; custodians; transfer agents; bankers; and lawyers). Employees must never disclose proposed or pending deals or other sensitive information to any third party without the prior approval of the CCO. Federal securities laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that the Company owes to its Clients.

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Relationships with Potential Insiders

The Company’s Clients, Investors, affiliates, and third-party service providers may possess material, non-public information. Access to such information could come as a result of, among other things:

➢	Being employed by an issuer (or sitting on the issuer’s board of directors);

➢	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

➢	Sitting on an issuer’s creditors committee;

➢	Personal relationships with connected individuals; and

➢	A spouse’s involvement in any of the preceding activities.

Employees may not solicit information that may be material and non-public from any Client, Investor, affiliate, service provider or any other source, and should notify the CCO in the event they inadvertently receive such information.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by the Company, please see the CCO.

VI.	Gifts and inducements

A conflict of interest may arise when the personal interests of Employees interfere or could potentially interfere with their responsibilities to the Company and its Clients. The overriding principle is that Employees should not accept inappropriate gifts, favours, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favours, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client or Investor feel beholden to the Company or the Employee.

The Company has a separate Gifts and Entertainment Policy, which requires that any gifts or inducements received or provided by the Company, or Employees comply with certain specific conditions. It is the responsibility of each Employee to read and understand this policy and if in doubt as to the appropriateness of any gift or inducement, Employees should consult with the CCO.

The Company’s Gifts and Entertainment Policy is intended to address the requirements of the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

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UK Bribery act 2010

The Company has established policies on the provision or receipt of financial and non-monetary benefits, including the use or payment of commissions and Inducements (including gifts and hospitality) and other policies including Conflicts of Interest, Anti-Bribery Policy and Procedures, Anti-Fraud Policy and Procedures, Outsourcing, Expenses and Remuneration all of which may be considered an anti-corruption framework.

US foreign Corrupt practices act

The U.S. Foreign Corrupt Practices Act ("FCPA") makes it unlawful for the Company while in the territory of the US - as well as any of its officers, directors, employees, agents or partners acting on its behalf - to offer, pay, promise or authorise any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the Company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment.

Payments need not be consummated in order to violate the FCPA. Offers and promises to pay are also violations. Payments need not be made directly to a foreign official. Payments made indirectly through third-party representatives or consultants may be FCPA violations if the Company knew or had reason to know that a payment would make its way to a government official.

It is the Company’s policy to comply strictly with the FCPA to the extent it applies to the Company and all other applicable laws against bribery and other improper payments. The Company prohibits Employees from making any corrupt payment to improperly obtain or retain business anywhere in the world.

Please refer to the Company’s Anti-Bribery Policy for full details.

V.	political AND CHARITABLE contributions

Advisers Act Rule 206(4)-5 is designed to curtail the influence of “pay to play” practices by investment advisers with respect to US government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. This rule applies to political contributions to incumbents, candidates or successful candidates for elective office of a US government entity if the office (i) is directly or indirectly responsible for the hiring of the Company, or (ii) has the authority to appoint any person responsible for the hiring of the Company. In addition, Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing an election for a US federal, state or local office, including any payments for debts incurred in such an election.

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In accordance with the “look back” provision of Rule 206(4)-5, upon becoming an Employee, Employees will be required to disclose all U.S. political contributions made during the 2 years prior to becoming an Employee, but not prior to March 14, 2011.

The Company’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by the CCO.

The Company does not permit Employees to contribute to U.S. political parties, candidates and causes.

Donations by Employees to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Employees should notify the CCO if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

VI.	ELECTRONIC COMMUNICATIONS

All software, files, email messages, voice mail messages, instant messages, computers, computer networks, and communications systems (collectively, “Electronic Resources”) are the property of the Company. Employees’ communications using Electronic Resources are held to the same standard as all other business communications. Employees must act with integrity, competence, and in an ethical manner when using Electronic Resources. Such resources may not be used to receive or transmit communications that are discriminatory, harassing, offensive, unlawful, or otherwise inappropriate. Employees may not attempt to gain unauthorised access to any computer or database, tamper with any electronic security mechanism, misrepresent a user’s identity, or disseminate viruses or other destructive programs. Employees may not download, install, or execute software without prior approval from the CCO.

Electronic Communications Surveillance

Subject to applicable law, all email, voice mail, instant messages, social networking sites, social media platforms, faxes or other electronic communication (each an “Electronic Communication” and collectively “Electronic Communications”) and Electronic Resources may be searched, reviewed, or produced for any purpose by the Company, third-party contractors, and regulatory authorities. Among other things, the Company may use keyword searches or focus on messages sent or received by specific individuals to determine which Electronic Communications will be reviewed. The Company may require an Employee to provide any of his or her electronic access codes or passwords at any time.

Personal Emails

Employees are strictly prohibited from using public email services (such as Hotmail or gmail) for any business purpose. Employees should also be aware that in certain instances regulatory enforcement staff or other law enforcement agencies have subpoenaed individuals’ personal email correspondence.

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Employees acknowledge that the Company and its authorised agents have the right to access, obtain, and review all emails, including personal emails that Employees send or receive through the Company’s computers. Employees expressly consent to such monitoring and review of all emails by the Company and/or its authorised agents.

Text Messaging

Employees are prohibited from using text or PIN-to-PIN messaging to transmit work-related messages on Blackberries, cell (mobile) phones, or other hand-held devices unless specific permission has been obtained from the CCO. Where text messages are used, the messages should be resent via email as soon as practically possible.

Instant Messages and Chat Rooms

Employees may use the Company’s approved instant messaging system Bloomberg to transmit instant messages. Using the Company’s Electronic Resources to access non-approved instant messaging systems or chat rooms is prohibited. Employees should be aware that all incoming and outgoing instant messages are retained and are subject to the same kinds of review as emails.

Social Networking Sites

The Company does not prohibit Employees from posting on social networking sites, such as Facebook or Linked-In, outside of work. However, the Company does impose the following restrictions on these types of activities:

•	Employees may not indicate that they work for the Company on a social networking site if other information posted on that site could cause harm to the Company’s reputation.

•	Regulatory authorities might construe information about the Company that is posted in a public forum as an advertisement that is subject to strict regulations. Consequently, Employees are prohibited from posting information about the Company (other than their title and general role within the Company) on a social networking site without the CCO’s explicit pre-approval.

•	The Company holds information about the Company’s Clients and Investors in strict confidence. Employees must never identify an individual as being a Client or an Investor, or post any non-public information about a Client or Investor, on a social networking site.

•	The Company prohibits Employees from sharing proprietary information about the Company’s operations or investment decisions in any public forum.

Employees should consult with the CCO if they have any questions about the preceding policies.

Electronic Security

The Internet and other forms of electronic communication may not be secure. It may be possible for Internet users to intercept emails, file attachments, and other data transmissions. When possible, Employees should seek to limit the amount of confidential and proprietary information that is transmitted electronically.

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It is Company policy that any emails containing personal data, where appropriate and practicable, should be password protected before being sent outside the Company.

Access to electronic copies of employee personal data, stored on the Company’s server, is limited to relevant Employees only.

If an Employee knows or suspects that one or more passwords, the Company’s proprietary information, or non-public information about a Client or Investor has been lost or improperly disclosed or accessed, that Employee must promptly report the loss or disclosure to the CCO. Similarly, Employees must report any actual or suspected misuse of the Company’s electronic resources to the CCO. Unusual system behaviour, such as missing files, frequent crashes, or misrouted messages should also be reported to the CCO.

Employees must be extremely cautious when addressing Electronic Communications because of the potential consequences of sending such communications to the incorrect recipient. Employees should use the same care when preparing an Electronic Communication that they would use when drafting a letter on the Company’s letterhead. Employees should double-check recipients’ email addresses and/or fax numbers before sending communications. Internal documents, including those marked “For Internal Use Only,” may not be transmitted to third parties except as authorised by the CCO.

If an Employee inadvertently sends an Electronic Communication to the wrong recipient, he or she must promptly report the incident to his or her supervisor, even if the consequences of the mistaken transmission appear minimal, as this may constitute a breach of personal data. The Employee and the supervisor should promptly notify the CCO if they determine that the mistaken transmission contained non-public information about an Investor, or material information that is proprietary to the Company. Please refer to the Data Protection Policy for further information.

VII.	Public Office

All Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with the Company’s business activities.

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VIII.	Outside Business Activities

Under the Company’s Conflicts of Interest, Employees must disclose existing outside interests when joining the Company and thereafter may, engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities only with prior written approval from the Company as set out in the Company’s Compliance Manual. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

The CCO maintains a list of conflicts of interest.

X.	OUTSIDE BUSINESS INTERESTS

“Outside Business Interests” are defined as:

•	Being an employee or director, officer, principal or general partner of another firm, or acting as a consultant for any entity, including charitable or non-profit organizations
•	Acting as a trustee or in any other fiduciary capacity (other than family arrangements)
•	Material holdings in any company (including holdings of any connected person). For this purpose “material holdings” are defined as any holding in excess of 5% of a company’s issued share capital.
•	Any other external activities that may potentially give rise to conflicts with an Employee’s duties at the Company.

As a reminder, the prior approval by the Management Committee must be obtained before accepting any external directorships, trustee roles or employment outside the Company. Holdings in companies must be approved under our PT Policy.

All Employees are required to make an annual declaration of their outside interests.

IX.	CONFIDENTIALITY

Information concerning the identity of security holdings and the financial circumstances of Clients or Investors is confidential. Therefore, any reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

Internal Confidences

Employees will be required to acknowledge that they have read and will comply with the following:

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Employees understand that during their association with the Company, they will become privy to an extensive amount of the Company’s confidences and secrets. All legal and compliance related matters (“Legal Matters”) should be discussed with the Management Committee, including the Company’s CCO, as soon as information related to such Legal Matters becomes available. The Management Committee will determine whether to retain outside counsel in connection with any Legal Matter. Reporting wrongdoing or other Legal Matters to the Management Committee is not adverse to the interests of the Company and Employees have a duty to immediately report wrongdoing or a breach of securities laws, rules and regulations to the CCO or his deputy. If an Employee fails to report Legal Matters in a timely manner, the Employee may be penalised, including through suspension or termination, in the sole discretion of the Management Committee. Employees acknowledge and accept the following duties of care to the Company.

Duty of Care. Employees have an overriding duty to act in the best interests of the Company’s Clients and in addition acknowledge the duty of trust and loyalty owed to the Company. Consequently, Employees agree that while they are associated with the Company, they shall not take any action which would harm Clients, the Company’s business or its relationship with its Clients, nor shall they do anything which will further the business of any competitor of the Company. Neither during the period of employment, nor thereafter, shall Employees use any information acquired by them in a manner adverse to the interests of the Company or its Clients or do any act to damage the goodwill of the Company. Employees will not make any untrue statements or misrepresentations nor fail to state any material fact to any current or prospective Client.

Devotion of Time and Effort. Employees agree to devote the principal amount of their time and effort to the business of the Company and any of the Company’s subsidiaries of affiliated companies as may now or in the future exist.

Protection of Trade Secrets. Employees agree that they shall not at any time, either during their association as an Employee or thereafter, divulge to any person, firm, or corporation any information received by them during the course of their association concerning the Company’s customers, Clients, Investors, traders, Employees, and accounts or the business, financial, compliance or legal aspects of the Company or its business, and further agree that all such information are trade secrets owned exclusively by the Company and shall at all times be kept strictly confidential by them save for when making a Protected Disclosure3 or Reportable Concern4 under the Company’s Whistleblowing Policy. Further information can be found in the Whistleblowing Policy which is included in the Company’s Compliance Manual.

3 Disclosure in relation to•     (i)a criminal offence; or (ii) a failure to comply with any legal obligation; or (iii) a miscarriage of justice; or (iv) the putting of the health and safety of any individual in danger; or (v) damage to the environment; or (vi) deliberate concealment relating to any of the above.

4 The FCA define as: a concern held by any person in relation to the activities of a firm, including: (i) anything that would be the subject-matter of a protected disclosure, including breaches of rules; (ii) a breach of the Firm’s policies and procedures; or (iii) behaviour that harms or is likely to harm the reputation or financial well-being of the Firm.

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Surrender of the Company’s Records. Employees agree that upon termination of their association with the Company, regardless of the time, manner, or cause of the termination, they will surrender to the Company all customer lists, if any, and all books, records, documents, and all written information received or obtained by them that relates to the Company’s customers or prospective customers and/or the Company’s business, including, but not limited to: business, financial, compliance or legal aspects of the Company or its business.

NOTE: An Employee may request an exception to any policy contained in this Code of Ethics (e.g., if exceptional circumstances were to arise). However, it is extremely unlikely that such an exception will be granted.

XI.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO who must promptly report it to the Management Committee of the Company. Employees may also make such disclosure under the protections afforded by the Company’s Whistleblowing Policy.

B.	Review of Transactions. Each Employee’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Company for Clients. Any transactions that are believed to be a violation of the PT Policy or this Code of Ethics will be reported promptly to the CCO who must report them to the Management Committee of the Company.

C.	Sanctions. The Management Committee of the Company with advice of outside legal counsel if appropriate, shall consider reports made to Management Committee and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action the Management Committee deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with the Company, or criminal or civil penalties.

XII.	marketing and promotional activities

Employees are reminded that all oral and written statements, including those made to Clients, Investors, prospective clients or investors, their representatives, or the media, must be professional, accurate and not misleading in any way. Any communications from the Company to its Clients in connection with investment business and any financial promotion issued by the Company must also be fair and clear as well as not misleading. This includes ensuring that such materials do not omit any material facts.

Please refer to the Company’s Compliance Manual and marketing checklists for further information on the Company’s policies and procedures, including record retention, in respect of promotional materials.

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XIII.	RECORDKEEPING

The Company will maintain the following records:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;

•	A record of any violation of the Code of Ethics and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code of Ethics and amendments for each person who is currently, or within the past five years was, an Employee

•	Holdings and transactions reports made pursuant to the Code of Ethics, including any brokerage confirmation and account statements made in lieu of these reports, for the past five years;

•	A list of the names of persons who are currently, or within the past five years were, Employees;

•	A record of any decision and supporting reasons for approving the acquisition of securities by Employees in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

XIV.	certification of compliance

The Company provides its Employees with a copy of this Code of Ethics and all of the policies and procedures that are incorporated in this Code of Ethics by reference. Accordingly, the CCO provides the Company’s Employees with a copy of the Company’s Compliance Manual.

The Company also delivers to its Employees a copy of any amendments to the Code of Ethics and the documents that are incorporated by reference in the Code of Ethics, at which time they must acknowledge to the CCO in writing that they have read and understood the amendments(s) and agree to abide by the Code of Ethics, as amended.

Employees must annually acknowledge in writing that they have read and understood all provisions of the Code of Ethics, complied with its requirements, and have submitted all holdings and transaction reports as required by the Code.

The certification attached to this Code of Ethics as Exhibit 1 must be completed and provided to the CCO.

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EXHIBIT 1

Confirmation

By signing below, I am attesting to the fact that I have:

•	Received a copy of the Code of Ethics dated October 2018 and all policies and procedures incorporated by reference in this Code of Ethics;

•	Read and understand all provisions of those documents;

•	Agreed to abide by the Code of Ethics dated October 2018, including those provisions of the Code that are incorporated by reference; and

•	Reported all account holdings as required by the Personal Transactions Policy.

Signature	Date

Print Name

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